Exhibit 99.1

FOR IMMEDIATE RELEASE

SteadyMed Raises up to $32 Million in Private Placement

SAN RAMON, Calif, July 29, 2016 — SteadyMed Ltd. (Nasdaq: STDY), a specialty pharmaceutical company focused on the development of drug product candidates to treat orphan and high-value diseases with unmet parenteral delivery needs, today announced that it has entered into definitive agreements to sell shares of its common stock and warrants to purchase shares of its common stock for aggregate gross proceeds of up to approximately $32 million in a two-tranche private placement. The financing was led by new investor OrbiMed with participation from existing investors including, Federated Investors, Inc. and Deerfield Management.

“This financing is exciting news for our Company, strengthens our balance sheet and enables us to execute on our development and pre-commercialization plans for our lead product candidate Trevyent® for the treatment of Pulmonary Arterial Hypertension (PAH),” said Jonathan Rigby, President & CEO of SteadyMed. “We remain on track with our overall goal of a commercial launch of Trevyent in the U.S. in late 2017. We are focused on our New Drug Application (NDA) for Trevyent, which we expect to submit to the Food and Drug Administration (FDA) in Q1 2017, and plan to deprioritize our At Home Patient Analgesia Products to allow for this.”

“We believe SteadyMed is well positioned for regulatory and commercial success based on our positive conversations with the FDA, the institution of our Inter Partes Review (IPR) by the US Patent and Trademarks Office (USPTO) against a patent held by United Therapeutics (Nasdaq: UTHR), and Trevyent’s orphan drug designation, which we believe would provide us with 7 years of market exclusivity. We look forward to the opportunity to bring to market a much needed improvement in the treatment of PAH, and appreciate the confidence in SteadyMed that has been demonstrated by our existing and new investors.”

JMP Securities served as lead placement agent for the offering. H.C. Wainwright & Co. and Ladenburg Thalmann acted as co-placement agents in the transaction.

About the Private Placement

At the first closing, SteadyMed will sell approximately 6.6 million ordinary shares and warrants to purchase approximately 6.6 million ordinary shares, for aggregate gross proceeds of approximately $21 million. The price to be paid for the ordinary shares, $3.13 per share (the Original Issue Price), is equal to the consolidated closing bid price on the Nasdaq Global Market on the day of pricing, July 28, 2016. The cash purchase price for the warrants will be $0.125 per ordinary share. The warrants are exercisable at a price of $3.5995 per share and expire five years from the date of issuance. The transaction is expected to close on or about August 3, 2016, subject to customary closing conditions.

For the second closing, investors have committed to purchase ordinary shares for aggregate gross proceeds of up to approximately $11 million, subject to the achievement by SteadyMed of certain milestones related to its lead drug product candidate Trevyent. Ordinary shares sold at the second closing will be priced at the average closing price over the 30 trading days immediately preceding the date of the second closing but at no less than the Original Issue Price, with zero warrant coverage. The second closing will be at SteadyMed’s option.

The securities being sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements. SteadyMed has agreed to file a registration statement with the SEC covering the resale of the ordinary shares issued in the private placement, as well as the ordinary shares issuable upon exercise of the warrants issued in the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About SteadyMed

SteadyMed Ltd. is a specialty pharmaceutical company focused on the development of drug products to treat orphan and high-value diseases with unmet parenteral delivery needs. The Company’s lead drug product candidate is Trevyent®, a development stage drug product that combines SteadyMed’s PatchPump® technology with treprostinil, a vasodilatory prostacyclin analogue to treat pulmonary arterial hypertension (PAH). SteadyMed intends to commercialize Trevyent in the U.S. and has signed an exclusive license and supply agreement with Cardiome Pharma Corp. for the commercialization of Trevyent in Europe, Canada and the Middle East. SteadyMed has offices in San Ramon, California and Rehovot, Israel. For additional information about SteadyMed please visit www.steadymed.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements relating to the anticipated closing of, and the amount of anticipated proceeds from, of the private placement, statements concerning the potential outcome of inter partes review of U.S. Patent No. 8,497,393, the company’s ability to advance its development-stage product candidates, including Trevyent, statements about the potential benefits of our development-stage product candidates and our PatchPump technology, and statements about our ability to obtain and maintain regulatory approval of our development-stage product candidates. Forward-looking statements reflect the company’s current views with respect to certain current and future events and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially, which include, without limitation, risks and uncertainties associated with market conditions, whether SteadyMed will be able to consummate the private placement, satisfaction of closing conditions related to the private placement, and achievement of milestones related to the second closing of the private placement, the outcome of inter partes review of U.S. Patent No. 8,497,393 and the risks that Trevyent does not demonstrate clinical superiority to existing parenteral treprostinil products and is not approved for commercialization by the FDA. There can be no assurance that SteadyMed will be able to complete the private placement on the terms described herein or in a timely manner, if at all. Regardless of whether the private placement is consummated, SteadyMed will continue to need additional funding and may be unable to raise capital when needed, which would force SteadyMed to delay, reduce or eliminate its product candidate development programs. The risks, uncertainties and assumptions referred to above are discussed in detail in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed March 29, 2016. The company does not undertake to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof except as may be required by law.

Contacts:

Marylyn Rigby

Senior Director, Investor Relations and Marketing

925-272-4999

mrigby@steadymed.com

The Ruth Group

David Burke

dburke@theruthgroup.com

(646) 536-7009

###